Exhibit 99.1

Motorola Solutions Board of Directors Increases Stock Repurchase Program Authorization from up to $2.0 Billion to up to $3.0 Billion; Sets Date for Annual Meeting

SCHAUMBURG, III. – Jan. 30, 2012 – Motorola Solutions, Inc. (NYSE: MSI) announced today that the Company’s Board of Directors authorized up to $1.0 billion in additional funds for use in the existing stock repurchase program through the end of 2012. The Board also set April 30, 2012 as the date for its 2012 Annual Stockholders Meeting to be held in Washington, D.C. and set March 2, 2012 as the record date for determining shareholders entitled to vote at the Annual Stockholders Meeting.

This increase of up to $1.0 billion is in addition to the up to $2.0 billion announced in July 2011, raising the total authorization to up to $3.0 billion. After stock repurchases of approximately $1.1 billion through Dec. 31, 2011, Motorola Solutions will have up to approximately $1.9 billion for its stock repurchase program in 2012.

The Company said it may repurchase shares on the open market or in private transactions depending on market conditions, and that it expects to use existing cash and cash from operations for the repurchases.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements with respect to the amount and timing of future stock repurchases under our stock repurchase program, including certain terms and conditions of the share repurchase program. We can give no assurance that any future events discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. Motorola Solutions cautions the reader that the risk factors on pages 12 through 25 in Item 1A of Motorola Solutions, Inc.’s 2010 Annual Report on Form 10-K, on page 46 in Item 1A of Motorola Solutions, Inc.’s First Quarter 2011 Quarterly Report on Form 10-Q, on page 50 in Item 1A of Motorola Solutions, Inc.’s Third Quarter 2011 Quarterly Report on Form 10-Q, and in its other SEC filings available for free on the SEC’s website at www.sec.gov and on Motorola Solutions’ website at www.motorolasolutions.com, could cause Motorola Solutions’ actual results to differ materially from those estimated or predicted in the forward-looking statements.

About Motorola Solutions

Motorola Solutions is a leading provider of mission-critical communication solutions and services for enterprise and government customers. Through leading-edge innovation and communications technology, it is a global leader that enables its customers to be their best in the moments that matter. Motorola Solutions trades on the New York Stock Exchange under the ticker “MSI.” To learn more, visit www.motorolasolutions.com. For ongoing news, please visit our media center or subscribe to our news feed.

Media Contacts

Nick Sweers

Motorola Solutions

+1 847-576-2462

nicholas.sweers@motorolasolutions.com

Investor Contacts

Shep Dunlap

Motorola Solutions

+1 847-576-6899

shep.dunlap@motorolasolutions.com

Jason Winkler

Motorola Solutions

+1 847-576-4995

jason.winkler@motorolasolutions.com

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